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                                                                    EXHIBIT 11.2

                         NEWBRIDGE NETWORKS CORPORATION

                       COMPUTATION OF EARNINGS PER SHARE

        (Accounting principles generally accepted in the United States)
         (Canadian dollars, amounts in thousands except per share data)
                                  (Unaudited)
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

                                                         Fiscal quarter ended
                                                         --------------------
                                                          July 28,   July 30,
Earnings per share (U.S. GAAP) - Primary                    1996       1995
                                                          --------   --------
  Net earnings                                            $60,801    $37,112
                                                           ======     ======

  Weighted average number of Common Shares
    outstanding during the period                          84,614     82,557

  Net effect of dilutive stock options
    based on the treasury stock method                      2,851      1,867
                                                           ------     ------

  Weighted average number of Common
    Shares and equivalents outstanding
    during the period                                      87,465     84,424
                                                           ======     ======

  Earnings per share (U.S. GAAP) - Primary                $  0.70    $  0.44
                                                           ======     ======

Earnings per share (U.S. GAAP) - Fully Diluted

  Net earnings                                            $60,801    $37,112
                                                           ======     ======

  Weighted average number of Common Shares
    outstanding during the period                          84,614     82,557

  Net effect of dilutive stock options
    based on the treasury stock method                      2,851      1,867
                                                           ------     ------

  Weighted average number of Common
    Shares and equivalents outstanding
    during the period                                      87,465     84,424
                                                           ======     ======

  Earnings per share (U.S. GAAP) - Fully diluted          $  0.70    $  0.44
                                                           ======     ======
Earnings per share expressed in U.S. Dollars

  Daily average exchange rate of a Canadian dollar for U.S.
    dollars as reported by the Federal Reserve Bank of
    New York                                              $0.7309    $0.7320

  Earnings per share (U.S. GAAP) - Primary, in U.S.
    dollars                                               $  0.51    $  0.32
                                                           ======     ======

  Earnings per share (U.S. GAAP) - Fully diluted, in U.S.
    dollars                                               $  0.51    $  0.32
                                                           ======     ======

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